Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2022 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--August 4, 2021--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the first fiscal quarter ended June 26, 2021.

Due to the impact of COVID-19 on the Company’s results in its first fiscal quarter ended June 27, 2020, it has provided the below quarterly highlights in comparison to its first fiscal quarter ended June 29, 2019, two years ago.

For the quarter ended June 26, 2021:

  Net sales increased 64.9% to $306.3 million, compared to June 29, 2019, two years ago.
  Compared to June 29, 2019, same store sales increased 52.3%, comprised of an increase in retail store same store sales of 51.7% and an increase in e-commerce same store sales of 55.8%.
  Net income was $40.6 million, or $1.35 per diluted share, compared to $9.7 million, or $0.33 per diluted share in the two-year ago period. Net income per diluted share in the current-year and two-year ago periods includes an approximately $0.09 and $0.01 per share benefit, respectively, due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $1.26, compared to $0.32 in the two-year ago period.
  The Company opened 3 new stores during the thirteen weeks ended June 26, 2021.

The Company has also provided the below table which includes year-over-year comparisons of retail store sales, e-commerce sales, and total net sales for each of the periods indicated below. In addition, the following table includes retail store sales and e-commerce sales as a percentage of total net sales for the periods indicated below:

(all $ in thousands)	Q1 FY2022	Q1 FY2021	Q1 FY2020	% Change Q1 FY2022 vs. Q1 FY2021	% Change Q1 FY2022 vs. Q1 FY2020
Retail Stores	$265,106	$110,586	$159,346	140%	66%
E-commerce	$41,221	$37,180	$26,421	11%	56%
Total Net Sales	$306,327	$147,766	$185,767	107%	65%

Retail Stores as a % of Net Sales	87%	75%	86%
E-commerce as a % of Net Sales	13%	25%	14%

Jim Conroy, President and Chief Executive Officer, commented, “It has been a fantastic start to fiscal 2022 with sales and profitability up significantly on a two-year basis. While we believe there are macro tailwinds at play, our strategy to expand our addressable market, coupled with superb execution by the entire team in securing merchandise and staffing the stores to meet the additional demand, has resulted in another exceptional quarter. We believe that our sharp focus on our merchandise, marketing and omni-channel initiatives over the past several years combined with the expansion of our store base has increased our market share and strengthened our foundation for outsized growth. We have maintained our strong momentum thus far in the second quarter as the team continues to perform extremely well managing the ongoing strength in demand.”

Operating Results for the First Quarter Ended June 26, 2021 Compared to the First Quarter Ended June 27, 2020

  Net sales increased 107.3% to $306.3 million from $147.8 million in the prior-year period. Consolidated same store sales increased 78.9% with retail store same store sales up 104.5% and e-commerce same store sales up 9.8%. The increase in net sales was the result of an increase of 78.9% in consolidated same store sales, the sales contribution from temporarily closed stores that were excluded from the comp base, and the incremental sales from new stores opened over the past twelve months. Net sales in the prior-year period were adversely impacted by decreases in retail store sales resulting from decreased traffic in our stores from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Gross profit was $116.4 million, or 38.0% of net sales, compared to $40.2 million, or 27.2% of net sales, in the prior-year period. Gross profit increased primarily due to higher sales. The increase in gross profit rate of 1,080 basis points was driven by 660 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 420-basis point increase in merchandise margin rate. Merchandise margin rate increased 420 basis points primarily as a result of the increased penetration of store sales, which generate higher merchandise margins than e-commerce, when compared to the prior year, in addition to better full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expenses were $62.8 million, or 20.5% of net sales, compared to $38.4 million, or 26.0% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher overhead and increased marketing expenses in the current-year period compared to the prior-year period which was impacted by COVID-19. Selling, general and administrative expenses as a percentage of net sales decreased by 550 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased $51.8 million to $53.6 million, or 17.5% of net sales, compared to $1.8 million, or 1.2% of net sales, in the prior-year period. This increase represents 1,630 basis points of improvement in operating profit margin.
  Net income was $40.6 million, or $1.35 per diluted share, compared to a net loss of $0.5 million, or $0.02 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.09 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in the current-year period, net income per diluted share in the current-year period was $1.26, compared to a net loss per diluted share of $0.02 in the prior-year period.

Current Business

The following table includes retail store sales, e-commerce sales, and total net sales for the periods indicated below. It also includes the year-over-year change in retail store sales, e-commerce sales, and total net sales for each of the periods indicated below:

(all $ in thousands)	Preliminary Five Weeks Q2 FY22 QTD	Five Weeks Q2 FY21 QTD	Five Weeks Q2 FY20 QTD	% Change Five Weeks Q2 FY22 QTD vs. Five Weeks Q2 FY21 QTD	% Change Five Weeks Q2 FY22 QTD vs. Five Weeks Q2 FY20 QTD
Retail Stores	$99,702	$53,184	$60,121	87%	66%
E-commerce	$15,499	$11,843	$9,626	31%	61%
Total Net Sales	$115,201	$65,027	$69,747	77%	65%

Balance Sheet Highlights as of June 26, 2021

  Cash of $49.6 million.
  Average inventory per store was flat on a same store basis compared to June 29, 2020.
  The Company prepaid $61.5 million of its term loan facility, reducing total debt to $50.0 million, including a zero balance drawn under the $165 million revolving credit facility.

Subsequent to June 26, 2021, the Company expanded its revolving credit facility to $180.0 million.

Fiscal Year 2022 Outlook

The Company is providing the following full-year fiscal 2022 guidance:

  New unit growth of 10%.
  Exclusive brand penetration growth of 350 basis points, which represents an increase from the Company’s prior outlook of 250 basis points.
  Effective tax rate of 26.0%.
  Capital expenditures between $33.0 to $36.0 million.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2022 is scheduled for today, August 4, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (800) 263-0877. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 4, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 1539926. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 276 stores in 36 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	June 26,	March 27,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$49,640	$73,148
Accounts receivable, net	10,000	12,771
Inventories	296,762	275,760
Prepaid expenses and other current assets	20,055	12,777
Total current assets	376,457	374,456
Property and equipment, net	114,573	110,444
Right-of-use assets, net	197,172	186,827
Goodwill	197,502	197,502
Intangible assets, net	60,867	60,885
Other assets	3,924	3,467
Total assets	$950,495	$933,581
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$110,876	$104,641
Accrued expenses and other current liabilities	96,686	77,615
Short-term lease liabilities	41,266	39,400
Total current liabilities	248,828	221,656
Deferred taxes	16,102	21,993
Long-term portion of notes payable, net	49,314	109,781
Long-term lease liabilities	192,382	181,836
Other liabilities	3,992	3,424
Total liabilities	510,618	538,690

Stockholders’ equity:
Common stock, $0.0001 par value; June 26, 2021 - 100,000 shares authorized, 29,661 shares issued; March 27, 2021 - 100,000 shares authorized, 29,348 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	190,632	183,815
Retained earnings	253,672	213,027
Less: Common stock held in treasury, at cost, 130 and 96 shares at June 26, 2021 and March 27, 2021, respectively	(4,430)	(1,954)
Total stockholders’ equity	439,877	394,891
Total liabilities and stockholders’ equity	$950,495	$933,581

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended
	June 26,	June 27,
	2021	2020
Net sales	$306,327	$147,766
Cost of goods sold	189,900	107,565
Gross profit	116,427	40,201
Selling, general and administrative expenses	62,784	38,403
Income from operations	53,643	1,798
Interest expense	2,563	2,641
Other income, net	104	64
Income/(loss) before income taxes	51,184	(779)
Income tax expense/(benefit)	10,539	(289)
Net income/(loss)	$40,645	$(490)

Earnings/(loss) per share:
Basic shares	$1.38	$(0.02)
Diluted shares	$1.35	$(0.02)
Weighted average shares outstanding:
Basic shares	29,361	28,826
Diluted shares	30,213	28,826

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Thirteen Weeks Ended
	June 26,	June 27,
	2021	2020
Cash flows from operating activities
Net income/(loss)	$40,645	$(490)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,152	5,688
Stock-based compensation	3,201	1,824
Amortization of intangible assets	18	22
Amortization of right-of-use assets	9,221	8,277
Amortization and write-off of debt issuance fees and debt discount	1,064	221
Gain on disposal of assets	(4)	(4)
Gain on adjustment of right-of-use assets and lease liabilities	(33)	—
Deferred taxes	(5,891)	344
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	4,912	1,872
Inventories	(21,002)	27,171
Prepaid expenses and other current assets	(7,309)	778
Other assets	(457)	(389)
Accounts payable	5,252	(11,096)
Accrued expenses and other current liabilities	19,071	(3,306)
Other liabilities	568	409
Operating leases	(9,080)	(8,188)
Net cash provided by operating activities	$46,328	$23,133
Cash flows from investing activities
Purchases of property and equipment	$(9,294)	$(8,944)
Net cash used in investing activities	$(9,294)	$(8,944)
Cash flows from financing activities
Repayments on debt and finance lease obligations	$(61,682)	$(148)
Tax withholding payments for net share settlement	(2,476)	(485)
Proceeds from the exercise of stock options	3,616	4
Net cash used in financing activities	$(60,542)	$(629)

Net (decrease)/increase in cash and cash equivalents	(23,508)	13,560
Cash and cash equivalents, beginning of period	73,148	69,563
Cash and cash equivalents, end of period	$49,640	$83,123

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$10
Cash paid for interest	$1,496	$2,696
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$4,130	$2,159

Boot Barn Holdings, Inc. Store Count
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 26,	March 27,	December 26,	September 26,	June 27,	March 28,	December 28,	September 28,
	2021	2021	2020	2020	2020	2020	2019	2019
Store Count (BOP)	273	266	265	264	259	251	248	240
Opened/Acquired	3	8	1	1	5	8	3	8
Closed	—	(1)	—	—	—	—	—	—
Store Count (EOP)	276	273	266	265	264	259	251	248

Boot Barn Holdings, Inc. Selected Store Data
	Thirteen Weeks Ended
	June 26,	March 27,	December 26,	September 26,	June 27,	March 28,	December 28,	September 28,
	2021	2021	2020	2020	2020	2020	2019	2019
Selected Store Data:
Same Store Sales growth/(decline)	78.9%	26.9%	4.6%	(5.1)%	(14.9)%	(4.7)%	6.7%	7.8%
Stores operating at end of period	276	273	266	265	264	259	251	248
Total retail store square footage, end of period (in thousands)	2,915	2,854	2,787	2,779	2,770	2,722	2,639	2,616
Average store square footage, end of period	10,563	10,455	10,477	10,486	10,491	10,508	10,514	10,549
Average net sales per store (in thousands)	$942	$792	$889	$565	$410	$590	$903	$635

Debt Covenant EBITDA Reconciliation (Unaudited)
	Thirteen Weeks Ended
	June 26, 2021	March 27, 2021	December 26, 2020	September 26, 2020	June 27, 2020	June 29, 2019
Boot Barn's Net Income/(Loss)	$40,645	$24,552	$29,566	$5,758	$(490)	$9,721
Income tax expense/(benefit)	10,539	6,264	9,909	1,979	(289)	2,447
Interest expense	2,563	2,115	2,303	2,383	2,641	3,904
Depreciation and intangible asset amortization	6,170	6,162	5,994	6,282	5,710	4,802
Boot Barn's EBITDA	$59,917	$39,093	$47,772	$16,402	$7,572	$20,874

Non-cash stock-based compensation (a)	$3,201	$2,147	$1,482	$1,705	$1,824	$965
Non-cash accrual for future award redemptions (b)	339	(255)	697	372	(302)	97
(Gain)/loss on disposal of assets (c)	(4)	64	(19)	46	(4)	12
(Gain)/loss on adjustment of right-of-use assets and lease liabilities (d)	(33)	-	-	295	-	(193)
Store impairment charge (e)	-	-	-	384	-	-
Boot Barn's Adjusted EBITDA	$63,420	$41,049	$49,932	$19,204	$9,090	$21,755

Additional adjustments (f)	1,046	673	165	1,115	1,590	847
Consolidated EBITDA per Loan Agreements	$64,466	$41,722	$50,097	$20,319	$10,680	$22,602

(a) Represents non-cash compensation expenses related to stock options, restricted stock units and performance share units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Represents (gain)/loss on disposal of assets.
(d) Represents (gain)/loss on adjustment of right-of-use assets and lease liabilities.
(e) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

Contacts

Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Senior Vice President, Finance & Investor Relations
BootBarnIRMedia@bootbarn.com